Exhibit 5.1

[Letterhead of Mayer Brown LLP]

May 12, 2016	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

AbbVie Inc.	Main Tel (312) 782-0600
1 North Waukegan Road	Main Fax (312) 701-7711
North Chicago, Illinois 60064	www.mayerbrown.com

Re:                           AbbVie Inc.

                                                Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to AbbVie Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (Registration No. 333-203677), including the prospectus constituting a part thereof, dated April 27, 2015, and the final supplement to the prospectus, dated May 9, 2016 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of $1,800,000,000 aggregate principal amount of 2.300% senior notes due 2021 (the “2021 Notes”), $1,000,000,000 aggregate principal amount of 2.850% senior notes due 2023 (the “2023 Notes”), $2,000,000,000 aggregate principal amount of 3.200% senior notes due 2026 (the “2026 Notes”), $1,000,000,000 aggregate principal amount of 4.300% senior notes due 2036 (the “2036 Notes”) and $2,000,000,000 aggregate principal amount of 4.450% senior notes due 2046 (the “2046 Notes” and, together with the 2021 Notes, 2023 Notes, 2026 Notes and the 2036 Notes, the “Notes”).  The Notes are to be issued under the Company’s indenture, dated November 8, 2012, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 3, dated May 12, 2016 between the Company and the Trustee (as so supplemented, the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate.  We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Notes, the Notes, when sold in exchange for the

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

consideration set forth in the Prospectus, will be duly authorized and will be binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity), and entitled to the benefits of the Indenture.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the use of this opinion for filing with the Company’s Current Report on Form 8-K as Exhibit 5.1 thereto.

Sincerely,

/s/ Mayer Brown LLP

MAYER BROWN LLP